Exhibit (a)(5)

FOR IMMEDIATE RELEASE

(All amounts in U.S. dollars)

Monday April 27, 2015

Celestica Announces Terms of US$350,000,000

Substantial Issuer Bid

TORONTO, Canada - Celestica Inc. (NYSE, TSX: CLS), a global leader in the delivery of end-to-end product lifecycle solutions, today announced the terms of its previously announced substantial issuer bid (the “Offer”), pursuant to which Celestica will offer to purchase for cancellation up to 29,914,529 of its subordinate voting shares (“Shares”) for an aggregate purchase price not to exceed US$350,000,000. The Offer will be conducted through a “modified Dutch auction” within a price range of not less than US$11.70 per Share and not more than US$13.30 per Share (in increments of US$0.10 per Share within that range). We intend to fund the Offer with a combination of: the net proceeds of an expected new US$250,000,000 secured non-revolving term loan (the “Term Loan”); cash drawn on our existing US$300,000,000 revolving credit facility; and available cash on hand. We have received commitments from the lenders under our existing revolving credit facility to amend the facility to add the Term Loan thereto and to extend its maturity to the fifth anniversary following the closing date.  There can be no assurance that the amendment will be made prior to the expiration of the Offer, or at all.

The “modified Dutch auction” tender process allows shareholders to individually select the price, within the specified range (and specified increments), at which they are willing to sell their Shares. When the Offer expires, we will select the lowest purchase price that will allow us to purchase the maximum number of Shares properly tendered to the Offer, and not properly withdrawn, having an aggregate purchase price not exceeding US$350,000,000. If Shares with an aggregate purchase price of more than US$350,000,000 are properly tendered and not properly withdrawn, we will purchase the Shares on a pro rata basis except that “odd lot” tenders (of holders beneficially owning fewer than 100 Shares) will not be subject to pro-ration. The Offer will not be conditioned on any minimum number of Shares being tendered to the Offer or consummation of the Term Loan or any other new long-term financing, but will be subject to other conditions customary for a transaction of this nature. The Offer will expire at 5 p.m. Eastern time on June 1, 2015, unless terminated or extended by Celestica.

We will mail the formal Offer to Purchase, Issuer Bid Circular and other related documents containing the terms and conditions of the Offer, instructions for tendering Shares, and the factors considered by Celestica and its Board of Directors in making its decision to approve the Offer, among other things, on or about April 27, 2015. These documents will be filed with the applicable Canadian Securities Administrators and the U.S. Securities and Exchange Commission and will be available free of charge on SEDAR at www.sedar.com, on EDGAR at www.sec.gov and on Celestica’s website at www.celestica.com. Shareholders should carefully read the Offer to Purchase, Issuer Bid Circular and other related documents prior to making a decision with respect to the Offer.

Scotia Capital Inc. and Scotia Capital (USA) Inc. have been retained by Celestica to act as dealer managers in connection with the Offer in Canada and the United States, respectively. Any questions or requests for information may be directed to Computershare Investor Services Inc., as the depositary for the Offer, at 1-800-564-6253 (Toll Free - North America) or 1-514-982-7555 (Overseas).

Celestica’s Board of Directors has authorized the making of the Offer. None of Celestica, its Board, the dealer managers or the depositary makes any recommendation to any Celestica shareholder as to whether to tender or refrain from tendering their Shares under the Offer or as to the purchase price(s) at which such shareholders may tender Shares under the Offer. Shareholders are urged to consult their own financial, tax and legal advisors and to make their own decisions whether to tender or to refrain from tendering their Shares to the Offer and, if so, how many Shares to tender and at what price or prices.

About Celestica

Celestica is dedicated to delivering end-to-end product lifecycle solutions to drive our customers’ success. Through our simplified global operations network and information technology platform, we are solid partners who deliver informed, flexible solutions that enable our customers to succeed in the markets they serve. Committed to providing a truly differentiated customer experience, our agile and adaptive employees share a proud history of demonstrated expertise and creativity that provides our customers with the ability to overcome complex challenges. For further information about Celestica, visit our website at www.celestica.com. Our securities filings can also be accessed at www.sedar.com and www.sec.gov.

The Offer referred to in this press release has not yet commenced. This press release is neither an offer to purchase nor a solicitation of an offer to sell any Shares. The solicitation and the offer to purchase Shares by Celestica will be made pursuant to an offer to purchase, issuer bid circular, letter of transmittal, notice of guaranteed delivery and related materials that Celestica will file with the Canadian Securities Administrators and the U.S. Securities and Exchange Commission and that Celestica will distribute to its shareholders, copies of which will be available free of charge from Celestica and from the following websites: www.sedar.com or www.sec.gov. These documents will contain important information about the substantial issuer bid and shareholders of Celestica are urged to read them carefully when they become available.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking information related to our plans, objectives, expectations and intentions, including our expectations regarding the launch, terms and timing of the Offer, that we intend to fund any purchases of Shares pursuant to the Offer from a combination of the Term Loan, cash drawn on our existing credit facility and available cash on hand, the intended mailing date of the Offer materials, and other statements contained in this release that are not historical facts. Such forward-looking statements are predictive in nature and may be based on current expectations, forecasts or assumptions involving risks and uncertainties that could cause actual outcomes and results to differ materially from the forward-looking statements themselves. Such forward-looking statements may, without limitation, be preceded by, followed by, or include words such as “believes”, “expects”, “anticipates”, “estimates”, “intends”, “plans”, “continues”, “project”, “potential”, “possible”, “contemplate”, “seek”, or similar expressions, or may employ such future or conditional verbs as “may”, “might”, “will”, “could”, “should” or “would”, or may otherwise be indicated as forward-looking statements by grammatical construction, phrasing or context.  For those statements, we claim the protection of the safe harbor for forward-looking statements contained in applicable Canadian securities laws. Forward-looking statements are not guarantees of future performance and are subject to risks that could cause actual results to differ materially from conclusions, forecasts or projections expressed in such statements, including, among others, risks related to: Celestica’s future capital requirements, market and general economic conditions, and its ability to obtain regulatory approvals. These statements are inherently subject to significant risks, uncertainties and changes in circumstances, many of which are beyond the control of Celestica. Our actual results may differ materially from those expressed or implied by such forward-looking statements, including as a result of changes in global, political, economic, business, competitive, market and regulatory factors. These and other risks and uncertainties, as well as other information related to Celestica, are discussed in our various public filings at www.sedar.com and www.sec.gov, including in our interim MD&A, our Annual Report on Form 20-F and subsequent reports on Form 6-K filed with or furnished to (as applicable) the U.S. Securities and Exchange Commission, and our Annual Information Form filed with the Canadian Securities Administrators. Forward-looking statements are provided for the purpose of assisting readers in understanding management’s current expectations and plans relating to the future. Readers are cautioned that such information may not be appropriate for other purposes. Except as required by applicable law, we disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:

Celestica Communications	Celestica Investor Relations
(416) 448-2200	(416) 448-2211
media@celestica.com	clsir@celestica.com